Industry Canada

                                                            PROJECT # 731-452522


                         TECHNOLOGY PARTNERSHIPS CANADA
                             CONTRIBUTION AGREEMENT
               DEVELOPMENT & DEMONSTRATION FOR COMMERCIALIZATION

This Agreement made this 29th day of July 1997


Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA as represented by the Minister of Industry (hereinafter referred to as the "Minister")

AND: DynaMotivc Technologies Corporation, a corporation duly incorporated under the laws of the province of British Columbia, (hereinafter referred to as "DynaMotive")


INTRODUCTION

(i) The Minister is charged with certain duties and functions which the Minister is required to carry out with the public policy objectives of strengthening the national economy, promoting sustainable development, increasing the international competitiveness of Canadian industry, goods and services, and encouraging the fullest and most efficient development and use of science and technology;

(ii) The Technology Partnerships Canada Program is designed to promote economic growth and create jobs in Canada, in knowledge-intensive sectors of the economy, by strategically focussing its funding in results-oriented, near-market projects that involve activities that foster innovation, rapid commercialisation and value-added production.

iii) DynaMotive has requested financial contribution from the Minister under the Technology Partnerships Canada Program to develop and commercialize the BioTherm and BioLime processes for the purpose of producing BioOil and thermal combustion additives, with the specific intent of commercially exploiting the Project results; and

(iv) It is in this context of expected results that the Minister has agreed to contribute to the Eligible Costs of the Project.

In consideration of their respective obligations which are set out below, the parties agree as follows:

--------------------------------------------------------------------------------
Technologies  Partnerships                      Partenariat technologique Canada
Canada 10th  floor,  300 Slater  Street,                 10th floor,  300 Slater
Street, OTTAWA, Ontario K1A 0C8                          OTTAWA, Ontario K1A 0C8

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1.0      The Agreement

1.1      Deadline for Signature

This Agreement must be signed by DynaMotive and received by the Minister on or before August 15, 1997 failing which it will be null and void.

1.2      Entire Agreement

This Agreement is made pursuant to the Technology Partnership Canada Program, constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

1.3      Definitions

For the purposes of this Agreement,

(a) "Agreement" means this agreement, including Schedule A ( Statement of Work), Schedule B (Costing Memorandum), Schedule C (Projected Sales and Royalties) and Schedule D ( Project Fact Sheet for News Release).

(b) "Contribution" means the funding provided by the Minister under this Agreement.

(c) "Commencement Date" means April 01, 1997, which is the date by which the Project must be commenced.

(d) "Commercial Production" means operation of certain Special Purpose Equipment for purposes of producing Resulting Products on a term supply contract for three years or longer.
(e)
"Completion Date" means March 31, 2000, which is the date by which the Project must be completed.

(f) "Effective Date" means April 1, 1997, which is the first day of the period during which Eligible Costs incurred will be contributed to by the Minister under this Agreement.

(g) "Eligible Costs" means those costs incurred with respect to the activities set out in Schedule A (Statement of Work, Appendix B) in accordance with Schedule B (Costing Memorandum).


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(h) "Fiscal Year" means the federal  government fiscal year beginning on April 1 and ending on the following March 31.

(i) "Gross Project Revenues" means all sales, revenues, receipts, monies and considerations made or received by any person, including DynaMotive, directly or indirectly attributable to the sale, lease or other transfer of the Resulting Products, whether received in cash, or by way of benefit, advantage, or concession, without deduction for doubtful accounts or bad debts. A Resulting Product will be deemed sold, leased or transferred at the time the transaction is booked, in accordance with generally accepted accounting principles, applied on a consistent basis. Transactions with related persons (as that term is defined in the Income Tax Act) will be deemed made in an amount equal to the highest price obtained for a similar product in the preceding calendar year.

(j) "Interest Rate" means the Bank Rate, as defined in the Interest And Administrative Charges Regulations, in effect on the due date plus 3% per annum, compounded monthly.

(k) "Intellectual Property" means all intellectual property rights in the Project Technology, including, without limitation, all patents, copyrights, industrial designs, design patents, trade-marks, and any registrations or applications for registration of the same.

(1) "Project" means the development and commercialization of the BioTherm and BioLime processes for the purpose of producing BioOil and coal combustion additives as more fully described in the Statement of Work (Schedule "A").

(m) "Project Technology" means all technology and technical data conceived, produced, developed or reduced to practice in carrying out the Project, including, without limitation, all designs, specifications, data, drawings, plans, reports, patterns, models, prototypes, practices, inventions, methods, processes or other information.

(n) "Resulting Products" means

    (i) Combustion additives (BioLime (TM) and Noxolene (TM)) produced at any BioLime plant anywhere in the world and BioOil produced at any BioTherm plant anywhere in the world for uses other than the production of BioLime and Noxolene(TM).
   (ii) all other commercial applications which incorporate results of the Project; and

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  (iii) all  other  commercial   applications   which  are  made  using  Project
        Technology, Intellectual Property or Special-Purpose Equipment.

(o) "Sharing Ratio" means the percentage set out in paragraph 3.1(a); and

(p) "Special-Purpose Equipment" means equipment (excluding jigs, tools, dies and fixtures), including ancillary systems, instrumentation, special test equipment, prototypes and pilot plants to demonstrate the product, service, process or system to he commercialized, that is purchased, leased, manufactured or otherwise acquired for the purposes of the Project, the item cost of which exceeds $250,000 (except for prototypes and pilot plants where no minimum cost applies).


2.0      The Project

2.1 DynaMotive will carry out the Project in a diligent and professional manner using qualified personnel.

2.2      Completion of Project

         DynaMotive will

(a) commence the Project on or before April 1, 1997; and

(b) complete the Project in accordance with the Statement of Work (Schedule "A") on or before the Completion Date.

2.3      Material Changes

(a) No material changes will be made to the estimated total cost, scope, nature, location, financing or timing of any element of the Project or the ownership control or senior management of DynaMotive, without the prior written consent of the Minister.

(b) DynaMotive will inform the Minister, in a timely fashion, of any factor or event that it becomes aware of that may materially affect the outcome of the Project.

2.4      Disposition of Material Assets

DynaMotive will not, without the prior written consent of the Minister, sell, transfer or otherwise dispose of, nor cease to use for the purposes of the Project, nor remove nor relocate nor transfer to a use other than the Project, any material asset acquired for the Project. the cost of which has been contributed to by the Minister (except in the ordinary course of business for replacement, refurbishment or improvement purposes, provided

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                                       -5-

that the replacement will be of equal or greater quality than the components being replaced and will not reduce the effectiveness of the Project).

2.5      Dividend  Restriction

DynaMotive   will  not  make  any   dividend   payments  or  other   shareholder
distributions that would prevent it from implementing the Project or that would prevent it from making the royalty payments required in this Agreement.


3.0      The Contribution

3.1      Sharing, Ratio and Contribution Ceiling

Subject to all the other provisions of this Agreement, the Minister will make a repayable Contribution to DynaMotive , with respect to the Project, of the lesser of:

(a) 37 % of the Eligible Costs; and

(b) $8,235,795.

3.2      Annual Contribution Distbursment Limits

Disbursement of the Contribution will not exceed the following amounts in each of the following Fiscal Years:

1997 - 1998 $ 2,068,261
1998 - 1999 $ 2,411,070
1999 - 2000 $ 3,756,464

and the Minister will have no obligation to pay any amount in any other Fiscal Years. No portions of these maximum annual amounts can be rolled over to previous or subsequent Fiscal Years, without the prior written consent of the Minister, who will consider any such requests on a case-by-case basis.

3.3      Eligible Supported Cost Period

The Minister will not contribute to any Eligible Costs incurred by DynaMotive prior to the Effective Date nor after the Completion Date.

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3.4      Project Financing and Progress

The Minister will have no obligation to make all or part of the Contribution unless the Minister remains satisfied with the overall financing of the Project and the progress of the Project.

3.5      Environmental  Protection  Measures

The Minister, being satisfied that any potentially adverse environmental effects that may be caused by the Project are insignificant, will have no obligation to make all or part of the Contribution unless DynaMotive has incorporated and utilized environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over DynaMotive or the Project, or both, and certifies to the Minister that it has done so.

3.6      Annual Environmental Compliance Certification

Any certification  required pursuant to subsection 3.5 must be provided together
with  the  first  claim  for  payment  under  this  Agreement,   and  subsequent
certifications must be provided annually.

3.7      Set-off  Rights of Minister

The Minister may set off against the Contribution, any amounts owed by DynaMotive to Her Majesty in Right of Canada, including amounts pursuant to any other agreement for which the Minister is responsible, and agreements under the Defence Industry Productivity Program.


4.0      Claims for Payment

4.1      Claim Procedures

The Minister will pay the Contribution to DynaMotive in respect of Eligible Costs Incurred on the basis of itemized claims which will:

(a) be submitted in writing not more frequently than quarterly;

(b) be certified by a senior  officer of  DynaMotive;

(c) be accompanied by details of all costs being claimed, substantiated by such documents as may be required by the Minister, and presented in accordance with the major elements identified in Schedule A (Statement of Work);

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                                       -7-

(d) be accompanied by confirmation of any Statement of Work milestones completed during the claim period; and

(e) include a deduction for any Eligible Costs included in previous claims which have not been paid.

4.2      Hold-Back  Rights

The Minister will have no obligation to pay more than 90% of the Contribution prior to the date on which the Minister has approved the final claim referred to in subsection 4.3.

4.3      Final Claim

Within 90 days of the Completion Date, the final claim for payment will be submitted by DynaMotive, accompanied by:

(a) an itemized statement of all Eligible Costs incurred and paid in performance of the Project

(b) certification by a senior officer of DynaMotive that the Eligible Costs referred to in the itemized statement:

     (i) have been incurred and paid,

    (ii) are related to the activities described in the Statement of Work (Schedule "A"); and

   (iii) are in compliance with the requirements set out Costing Memorandum (Schedule "B"); and

(c) a final report of the Project in accordance with subsection 7.5.

Upon approval by the Minister of We final claim, the Minister will pay any outstanding amount of the Contribution.

4.4      Audit Rights

The Minister may require that any claim submitted for payment be certified by DynaMotive auditor or by an auditor approved by the Minister.

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4.5      Overpayment by Minister

Where for any reason,

(a) DynaMotive is not entitled to the Contribution; or

(b) the Minister determines that the amount of the Contribution disbursed exceeds the amount to which DynaMotive is entitled,

DynaMotive will repay to the Minister, promptly and no later than 30 days from notice from the Minister, the amount of the Contribution disbursed or the amount of the excess, as the case may be, together with interest at the Interest Rate from the date of the notice to the day of repayment to the Minister in full. Any such amount is a debt due to Her Majesty in Right of Canada and is recoverable as such.

5.0      Royalty Payments

5.1      Royalty Rate

DynaMotive will pay to the Minister a royalty of 2% of Gross Project Revenues and will terminate when cumulative repayments have reached $16,000,000. Payment will be made annually to the Minister 45 days after the end of the DynaMotive's fiscal year end, December 31. The first royalty payment will be due February 15, 2003.

5.2      Royalty Base

The royalty in subsection 5.1 is payable on Gross Project Revenues derived from sales after December 31, 2001, to facilities with a nameplate generating capacity over 50 MWe and sales after December 31, 2002 to facilities of any size. Revenues derived from sales of resulting products produced in the pilot and demonstration facilities are exempt from royalty base while operating in as a pilot or demonstration facility.

5.3      Royalty Statements and Payments

DynaMotive will provide to the Minister a statement, certified by DynaMotive's senior financial officer of the Gross Project Revenues generated during the period beginning on the date specified in subsection 5.2, and ending on the last day of DynaMotive's fiscal year. The statement and royalty payment will be provided to the Minister no later than 45 days after the last day of DynaMotive's fiscal year and annually thereafter.

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5.4      Late Payments

DynaMotive will pay interest calculated and compounded monthly on overdue royalty payments, at the Interest Rate from the date on which the royalty payment is due until payment in full. Such interest is payable without notice to DynaMotive. and in addition to any remedies of the Minister for default by DynaMotive, as set out in section 12.0 of this Agreement.

6.0      Intellectual Property and Special-Purpose Equipment

6.1      Ownership of Technology

DynaMotive will obtain and retain title to all Intellectual Property and Project Technology.

6.2      Commitment to Exploitation in Canada

(a) DynaMotive will, within a reasonable time and to the extent that it is reasonable in accordance with sound business ,judgment

    (i) produce the Resulting Products in Canada; and

   (ii) promote, distribute and sell the Resulting Products in Canada and elsewhere;

except in the case of the production of BioLime and BioOil at foreign facilities owned by DynaMotive.

(b) DynaMotive will perform all value-added engineering, design, and manufacturing; in Canada, except for construction and certification of facilities and sourcing of locally available components, as per Appendix "C" of the Statement of Work.

6.3      Limitation on Transfer of Technology

(a) DynaMotive will not, without the prior written consent of the Minister,

    (i) grant any right in or transfer title to the Project Technology, Intellectual Property, or Special-Purpose Equipment, including the assignment, sale, licence and lease to any person; or

   (ii) make   use   of   the   Project   Technology,   Intellectual   Property,
        Special-Purpose Equipment or any part thereof.

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for  the  purpose  of  producing  or  manufacturing  outside  Canada  any of the
Resulting Products or any product that is substantially the same as any of the Resulting Products and is made using Project Technology or Intellectual Property, except in the case of the production of BioLime and BioOil at foreign facilities owned by DynaMotive.

(b) Patent Disclosures

Notwithstanding paragraph (a), DynaMotive does not require the consent of the Minister to make any disclosure of information required by law for the purpose of obtaining a patent;

(c) Licence for Use Only

Notwithstanding paragraph (a), DynaMotive does not require the consent of the Minister to licence or sub-licence for use of any of the Project Technology or Intellectual Property in conjunction with the sale of any of the Resulting Products;

(d) Compliance by Licensees

DynaMotive will impose the restriction on transfer outlined in paragraph (a) on a11 licensees, and other transferees of title to or any right to use any of the Project Technology or Intellectual Property; and

(e) Sub-Contractors and Consultants

DynaMotive will ensure that no sub-contractor or consultant acquires any rights to the Project Technology, Intellectual Property and Special-Purpose Equipment without the prior written consent of the Minister.

6.4 Patent  Protection

(a) DynaMotive will apply for appropriate patent protection for any inventions resulting from the Project.

(b) If DynaMotive elects not to apply & appropriate patent protection in respect of inventions resulting from the Project, DynaMotive will

    (i) so advise the Minister forthwith; and

   (ii) if so requested by the Minister, assign the invention to Her Majesty the Queen in Right of Canada, together with all patents, patent applications and rights to obtain patents therefor.

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6.5      Transfer of Special Purpose Equipment into Production in Canada

If DynaMotive transfers Special Purpose Equipment to commercial production in Canada. DynaMotive will pay to the Minister, the greater of an amount equal to that of:

(a) multiplying the proceeds of disposition of the Special-Purpose Equipment by the Sharing Ratio; and

(b) multiplying the fair market value of the Special-Purpose Equipment, on the date of the transfer to commercial production by the Sharing Ratio,

but in no event will the amount payable exceed the amount of the Contribution paid by the Minister under this Agreement. DynaMotive will make such payment by way of conditional royalty stream as described in section 5.0. In the event that tile Cumulative royalties are less than the above amount by December 31, 2011, then DynaMotive will pay the difference to the Minister within 45 days.

6.6      Disposition of Special-Purpose Equipment

If DynaMotive transfers to commercial production outside of Canada, transfers outside of Canada, sells, leases or otherwise disposes of any Special- Purpose Equipment, DynaMotive will pay to the Minister the greater of an amount equal to that of:

(a) multiplying the proceeds of disposition of the Special-Purpose Equipment by the Sharing Ratio; and

(b) multiplying the fair market value of the Special-Purpose Equipment on the date of the transfer to commercial production, transfer outside of Canada, sale, lease or other disposition by the Sharing Ratio, but in no event will the amount payable exceed the amount of the Contribution paid by the Minister under this Agreement. DynaMotive will make such payment within 90 days of transfer to commercial production outside of Canada, transfer outside of Canada, sale, lease or other disposition of any Special-Purpose Equipment.

Any repayment made by DynaMotive to the Minister with regards to the disposition of Special Purpose Equipment will be credited towards the total cumulative royalty payment cap referred to in Section 5.0.

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7.0      Monitoring and Reporting

7.1      Annual Financial Statements

DynaMotive will provide the Minister with a copy of its audited annual financial statement within one hundred and twenty (120) days of the end of each of DynaMotive's fiscal years.

7.2      Access Accounts and Records

DynaMotive will, at its own expense, preserve and make available for audit and examination by the Minister or his representatives the books, accounts and records of the Project and of the information necessary to calculate any amount owing to the Minister under this Agreement. The Minister will have the right to conduct such additional audits at his expense as he may consider necessary using the audit staff of tile Minister. tile Audit Services Group of Consulting and Audit Canada, an independent auditing firm or DynaMotive's external auditors. Any licence agreement for the production of the Resulting Products between DynaMotive and a third party will contain similar provisions to permit the Minister to audit the calculation of royalties payable under this Agreement.

7.3      Access to Project

DynaMotive will provide the representatives of the Minister reasonable access to DynaMotive's premises to inspect and assess the progress of the Project or any element thereof and supply promptly on request such data as the Minister may reasonably require for statistical or project evaluation purposes.

7.4      Access to Third-PArty Information

DynaMotive will, to the extent practicable, assist the Minister with the implementation of this Agreement and facilitate access by the Minister to from third parties.

7.5      Project Progress Reports

DynaMotive  will  provide  the  Minister  with   semi-annual   progress  reports
commencing on September 30, 1997 and ending with the final report within 60 days following the Completion Date. The reports will include:

(a) a description of the progress in performance of the Statement of Work in comparison with the milestones contained in the Statement of Work;

(b) sufficient information to enable the Minister to assess the Project's contribution to jobs and economic growth;

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                                      -13-

(c) an update of the Project cost estimates;

(d) an indication of any delay in completing the Project;

(e) an update of the projected market and any changes in the projected sales and royalties as set out in Schedule "C";

(t) a cumulative list summarizing any acquisition and Current holdings of Special-Purpose Equipment; and

(g) an indication of any planned  transfer to  commercial  production,  transfer
outside  of  Canada,   sale,  lease  or  other  disposition  of  Special-Purpose
Equipment.

7.6      Commercial Exploitation Reports

From April 1, 1997 until the end of the royalty period, DynaMotive will continue to provide reports to the Minister on an annual basis which will indicate:

(a) whether the Project is achieving its projected commercial and economic objectives including job creation;

(h) an update of the projected market and any changes in the projected sales and royalties as set out in Schedule "C"; and

(c) an indication of any completed or planned transfer to commercial production, transfer outside of Canada, sale, lease or other disposition of Special-Purpose Equipment.

8.0      Special Conditions, Sourcing of Major Plant Componentry

8.1 The nature of the technology being developed and the business contemplated by DynaMotive makes commercial exploitation of the technology outside of Canada a necessity. DynaMotive shall perform all value-added engineering, design, and manufacturing in Canada, except for construction and certification of foreign facilities and sourcing of locally available components, as per appendix "C" of the Statement of Work.

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                                      -14-

9.0      Representations, Warranties and Undertakings

9.1      Power and Authority of Recipient

DynaMotive represents and warrants that it is duly incorporated and validly existing and in good standing under the laws of Canada and has the power and authority to carry on its business, to hold property and to enter into this Agreement and undertakes to take all necessary action to maintain itself in good standing and to preserve its legal capacity.

9.2      Authorized  Signatories
DynaMotive represents and warrants that the signatories to this Agreement have been duly authorized to execute and deliver this Agreement on its behalf.

9.3      Binding Obligations

DynaMotive represents and warrants that the execution, delivery and performance of this Agreement have been duly and validly authorized and that when executed and delivered, this Agreement will constitute a legal, valid and binding obligation of DynaMotive enforceable in accordance with its terms.

9.4      No Pending Suits or Actions

DynaMotive warrants that it is under no obligation or prohibition, nor is it subject to or threatened by any actions, suits or proceedings which could or would prevent compliance with the Agreement, and will advise the Minister forthwith of any such occurrence during the term of this Agreement;

 9.5     No Gifts or Inducements

DynaMotive represents and warrants that it has not, nor has any person offered or promised to any official or employee of Her Majesty the Queen in Right of Canada, for or with a view to obtaining this Agreement, any bribe, gift or other inducement, and it has not nor has any person on its behalf employed any person to solicit this Agreement for a commission, fee or any other consideration.

9.6      Compliance with Environmental Protection Requirements

DynaMotive warrants and undertakes that it will maintain environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over DynaMotive or the Project and certify to the Minister annually its compliance with such requirements.

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                                      -15-

9.7      Incrementality of Contribution

DynaMotive represents and warrants that the Project would not be undertaken without the financial assistance of the Minister under this Agreement.

10.0     Other Government  Assistance

10.1     Disclosure

DynaMotive hereby acknowledges that for the purposes of this Agreement, except for scientific research and experimental development tax credits, no other federal, provincial or municipal government assistance has been requested or received by DynaMotive for the Eligible Costs of this Project.

10.2     Continuing Disclosure Obligation

DynaMotive will inform the Minister promptly in writing of any other federal, provincial or municipal government assistance (except for scientific research and experimental development tax credits) to be received for Eligible Costs of the Project and the Minister will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

11.0     Dispute Resolution

11.1     Optional Mediation or Arbitration

If a dispute arises concerning the application or interpretation of this Agreement, the parties will attempt to resolve the matter through good faith negotiation. and may, if necessary and the parties consent in writing, resolve the matter through mediation by a mutually acceptable mediator or arbitration in accordance with the Commercial Arbitration Code set out in the schedule to the Commercial Arbitration Act (Canada), and all regulations made pursuant to that Act.

12.0     Default and Recovery

12.1     Events of  default

The Minister may declare an event of default has occurred if:

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                                      -16-

(a) DynaMotive becomes insolvent or is adjudged or declared bankrupt or if it goes into receivership or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;

(b) an order is made which is not being contested or appealed by DynaMotive or a resolution is passed for the winding-up of DynaMotive or it is dissolved;

(c) DynaMotive has intentionally submitted false or misleading information to the Minister or made a false or misleading representation;

(d) in the opinion of the Minister, acting, reasonably, a material adverse change in risk the Project has occurred;

(e) any term, condition or undertaking in this Agreement is not complied with in any material respect; or

(f) DynaMotive neglects or fails to pay to the Minister any amount in accordance with this Agreement;

provided that the Minister will not declare an event of default has occurred by reason of paragraphs (c), (e) or (f) unless the Minister has given notice to DynaMotive of the condition or event which in the Minister's opinion constitutes an event of default and DynaMotive has failed, within 30 days of receipt of the notice, to demonstrate to the satisfaction of the Minister that it has either corrected the condition or event complained of or demonstrated that it has taken such steps as are necessary to correct the condition or event and so notified the Minister.

12.2     Remedies on Default

If the Minister declares that an event of default has occurred, the Minister may exercise one or more of the following remedies:

(a) suspend any obligation of the Minister to contribute or continue to contribute to the Eligible Costs of the Project including any obligation to pay any amount owing prior to the date of such suspension;

(b) terminate any obligation of the Minister to contribute or continue to contribute to the Eligible Costs of the Project, including any obligation to pay any amount owing prior to the date of such termination;

(c) require DynaMotive to repay to the Minister all or part of the Contribution which has been paid by the Minister to DynaMotive, together with interest from the date of demand at the Interest Rate;

(d) require DynaMotive to pay to the Minister all or part of the royalties and other amounts due under this Agreement;

(e) if an event of default has  occurred in  relation to  paragraph  12.1 (a) or
(b), or as a result of the failure of DynaMotive to comply with the provisions of article 5.0 or subsections 6.1, 6.2 or 6.3, direct DynaMotive, and DynaMotive will immediately comply, to transfer and deliver to the Minister, at no cost to the Minister, title to, possession of, and all rights of DynaMotive in the Intellectual Property; and

(f) direct DynaMotive and DynaMotive will immediately comply. to transfer and deliver to the Minister, at no cost to the Minister, title to, possession of and all rights of DynaMotive in the Special-Purpose Equipment.

12.3     Remedies Cumulative

The Minister may exercise any or all of the remedies set out in subsection 12.2. provided that in exercising any remedy in accordance with paragraph 12,2(c) or
(d), in respect of any default other than a breach of paragraph 12.1(f), the Minister will credit DynaMotive for any royalties paid to the Minister Cinder this Agreement.

12.4     No Waiver

The fact that the Minister refrains from exercising a remedy he is entitled to exercise Under this Agreement will not constitute a waiver of such right and any partial exercise of a right will not prevent the Minister in any way from later exercising any other right or remedy under this Agreement or other applicable law.

12.5     Remedies Fair and Reasonable

DynaMotive acknowledges that in view of the public policy objectives served by the Minister's agreement to make the Contribution, the fact that the Contribution comes from public monies, and that the amount of damages or loss sustained by the Crown in the event of default is difficult to ascertain, that it is fair and reasonable that the Minister be entitled to exercise any or all of the remedies provided for in this Agreement and to do so in the manner provided for in this Agreement if an event of default occurs.

13.0     Announcements

13.1     Consent to Public Announcement

DynaMotive hereby consents to a public announcement by or on behalf of the Minister containing any of the information in the documents attached hereto as Schedule D (Project Fact Sheet for News Release).

13.2     Confidentiality Obligation

The Minister will inform DynaMotive of the date on which the public announcement is to he made and DynaMotive will not disclose the existence of this Agreement until such date.

14.0     Notice

l4.1     Form and Timing of Notice

Any notice, information or document provided for under this Agreement, shall be effectively given if delivered or sent by letter or facsimile, postage or other charges prepaid. Any notice that is delivered shall have been received on delivery; any notice sent by facsimile shall be deemed to have been received one working day after having been sent,and any notice mailed shall be deemed to have been received eight (8) calendar days after being mailed.

14.2     Change of address

DynaMotive or the Minister may change the address which they have Stipulated in this Agreement by notifying the other of the new address.

14.3     Addresses

Any notice to the Minister will be addressed to:

Director of Environmental Technologies
Technology Partnerships Canada
10th Floor, Journal Tower North
300 Slater Street
Ottawa, Ontario K1A OC8
Fax No: (613) 954-9117

Any notice to DynaMotive will be addressed to:

Rei Roth, President
3650 Westbrook Mall
Vancouver B.C. V6S 2L2
Fax No: 604-222-5545

15.0     Term of Agreement

15.1     This agreement will terminate the later of:

(a) Payment to the Minister by DynaMotive of all amounts due pursuant to this Agreement; or

(b) December 31, 2011.


16.0     General Conditions

l6.1     Compliance with Laws

DynaMotive will comply with all federal, provincial and municipal laws governing DynaMotive or the Project, including hut not limited to statutes, regulations, by-laws and ordinances.

16.2     Members of the House of Commons and the Senate

No member of the House of Commons shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom. No person who is a member of the Senate shall, directly or indirectly, be a party to or be concerned in this Agreement.

16.3     Annual Appropriations

Any payment by the Minister under this Agreement Agreement is subject to there being all appropriation for the fiscal year in which the payment is to be made.

16.4     Confidentiality

Subject to Section 13.0 and to applicable laws, including including the Access to Information Act shall keep confidential and shall not disclose the contents of this Agreement nor the transactions contemplated hereby without the consent of all parties.

16.5     No Assignment of Agreement

Neither this Agreement, nor any part thereof nor any amount thereunder shall be assigned by DynaMotive without the prior written consent of the Minister.

16.6 Compliance with Post-Employment Provisions

DynaMotive  confirms  that  no   individual   for   whom   the   post-employment
provisions of the Conflict of Interest and Post-Employment Code for Public Office Holders or the Conflict of Interest and Post-Employment Code for the Public Service apply, will derive a direct benefit from this Agreement unless that individual is in compliance with the applicable post-employment provisions.

16.7 No Partnership Created

The parties  declare  that  nothing  in this  Agreement  shall be  construed  as
creating  a  partnership,  joint  venture or agency  relationship  between   the
Minister  and DynaMotive.

16.8 Binding Agreement

This Agreement is binding on the parties and their  successors   and   permitted
assigns.

16.9 Severability

Any provision of this Agreement prohibited by law or otherwise ineffective will be ineffective only to the extent of such prohibition or ineffectiveness and will be severable without invalidating or otherwise affecting the remaining provisions of the Agreement.

16.10 Signature in Counterparts

This Agreement may be signed in counterparts, each of which when taken together, will constitute an original Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


                          HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the Minister of Industry

                          Per:/s/
                              -----------------------------------------
                              Technology Partnerships Canada 31/7/97


                          DYNAMOTIVE TECHNOLOGIES CORPOATION

                          Per:/s/
                              -----------------------------------------

                          Title: President & CEO
                              -----------------------------------------

2. KEY ACTIVITIES

To commercialize  the   BioLime   technology, DynaMotive   must  accomplish  the
following:

A.   Scale up of Production and Expand Scope of Waste Feedstock:

The primary focus will be on scaling up the BioTherm pyrolysis process to a one tonne per hour pilot plant (current bench-scale process is 10 kg/hour) and to diversify the process to make bio-oil from various organic feedstock such as forest waste, agricultural waste, sewage sludge, and municipal solid waste.

The company expects to commission and performance performance test the pilot plant by December 1998.

B.   BioLime Application Trials:

The general objective for these trials is to identify the boiler type(s) which can best apply BioLime and to verify the economics of the technology. Each trial will examine suitable locations and methods of BioLime injection, conduct performance evaluations and investigate any long term impact on the boilers.

This activity will take place concurrently with the above task and will conclude in March 1999.

C.   Commercial Demonstration of BioLime:

Regulated utilities are reluctant to incorporate process technology which has not been tested and proven on a commercial scale. DynaMotive intends to Sponsor the Construction and operation of BioLime/BioTherm demonstration plants to support up to a 50 MW class coal combustor.

This activity will start in July 1998 and conclude in March 2000. Major milestone include the commissioning of the demonstration BioTherm plant in November 1999 and the commissioning of the demonstration BioLime plant December 1999.

A timeline highlighting major activities, tasks, and milestones in attached in Appendix A.

3.   COST BREAKDOWN

The attached cost breakdown details project costs supported by TPC. (Appendix B)

4.   LIST OF ANY SPECIAL PURPOSE EQUIPMENT

The attached component list summarizes expected equipment costs in all stages of the project and includes a list potential Canadian suppliers for individual items where appropriate. (Appendix C)

IMAGE OMITTED

IMAGE OMITTED

                              Appendix B: Cost Breakdown 1997/98
---------------------------------------------------------------------------------------------------------------------------------
             eligibility cat.  Apr 97  May 97  Jun 97  Jul 97  Aug 97  Sep 97  Oct 97  Nov 97  Dec 97  Jan 98  Feb 98  Mar 98
---------------------------------------------------------------------------------------------------------------------------------
Revenue - BioLime Sales           0        0       0       0       0       0       0       0       0         0       0       0
Cost of Goods Sold                0        0       0       0       0       0       0       0       0         0       0       0
Net Loss (profit)         2       0        0       0       0       0       0       0       0       0         0       0       0

Labour Costs              1   16,244  16,310  16,376  27,390  33,743  39,221  64,897  65,162  97,802    73,532  73,832  81,038
Operating/Subcontracts    1   28,115  28,161  28,208  53,828  43,784  57,760 182,730 183,032 183,335    44,147  44,220  50,700
Employee Benefits (@20%)  1    6,211   6,224   6,237   8,440   9,711  10,806  15,942  15,995  22,523    17,669  17,729  19,170
Marketing Personnel       1   14,811  14,811  14,811  14,811  14,811  14,811  14,811  14,811  14,811    14,811  14,811  14,811
Admin. Captial Exp.       1        0       0  51,171       0   6,170   8,171  17,577       0  21,983    22,086       0   2,558
Special Purpose Equipment 1   24,159  24,199  24,239  24,279       0       0 333,436 333,986 710,994   712,168 713,344 423,039
Patent Expenditures       1        0       0       0  38,947       0       0       0       0  39,270         0       0       0
Changes in Stocks         1        0       0       0       0       0       0       0       0       0         0       0       0
Materials                 1    3,116   3,122   3,127   7,566   5,552 100,113   5,571   5,580   5,589     5,598   5,608   5,617
Travel/Other              1    1,103   1,105   1,107   2,156   2,159   2,163   5,880   5,890   5,900     2,177   2,181   2,184
Indirect Overheads        2   29,175  29,237  29,300  39,647  45,615  50,761  74,884  75,132 105,797    82,996  83,278  90,047
Mktg. Travel & Promotion  2    4,007   4,013   4,020  10,693  17,366   4,040  10,713  17,386   4,060    10,733  17,407   4,080
Communications            2      590     591     592     634     667     696     814     816     967       863     865     899
Lease & Occupancy Charges 2    2,098   2,098   8,431  12,351  11,291  10,507  11,282  11,282  12,055     9,294   9,294   9,770
Amortization Pilot Plant  2   19,642  19,642  19,642  19,642  19,642  19,642  19,642  19,642  19,642    19,642  19,642  19,642
Royalties                 2        0       0       0       0  10,000       0       0       0       0         0       0       0

Eligible                  1   93,759  93,932 145,276 177,418 115,931 233,045 640,843 624,455 1,102,206 892,188 871,724 599,116
Ineligible                2   55,511  55,581  61,984  82,967 105,211  85,647 117,336 124,259   142,521 123,529 130,485 124,439
----------------------------------------------------------------------------------------------------------------------------------
Total Costs                 149,270 149,513 207,260 260,385 221,142 318,692 758,179 748,714 1,244,727 1,015,717 1,002,209 723,555
----------------------------------------------------------------------------------------------------------------------------------
TPC Supported (cat 1. @37%)  34,691  34,755  53,752  65,645  42,894  86,227 237,112 231,049   407,816   330,110   322,538 221,673
----------------------------------------------------------------------------------------------------------------------------------
TPC Contribution Rate 37%                                                       FY'97     Eligible                      5,589,893
                                                                                Totals    Ineligible                    1,209,470

                                                                                   TPC Support                          2,068,261

                        Appendix B: Cost Breakdown 1998/99


---------------------------------------------------------------------------------------------------------------------------------
             eligibility cat.  Apr 98  May 98  Jun 98  Jul 98  Aug 98  Sep 98  Oct 98  Nov 98  Dec 98  Jan 99  Feb 99  Mar 99
---------------------------------------------------------------------------------------------------------------------------------
Revenue - BioLime Sales           0        0       0       0       0       0       0       0  31,491    31,543  31,595  31,648
Cost of Goods Sold                0        0       0       0       0       0       0       0  37,423    37,488  37,554  37,620
Net Loss (profit)         2       0        0       0       0       0       0       0       0   5,931     5,945   5,959   5,973

Labour Costs              1   81,368  81,700  92,412  92,788  93,166  59,964  60,208  86,551  65,508    88,386  95,843  95,913
Operating/Subcontracts    1   50,783  63,723 157,906 158,166 158,428 145,749 145,989 357,436 228,837   229,215 229,593 369,465
Employee Benefits (@20%)  1   19,989  19,920  22,065  22,142  23,127  16,336  17,260  22,424  20,153    26,190  27,579  27,606
Marketing Personnel       1   18,576  17,898  17,911  17,924  22,466  21,715  26,091  25,568  25,611    32,900  32,366  32,411
Admin. Captial Exp.       1    2,594       0       0       0   5,861       0   2,132       0       0     8,681       0       0
Special Purpose Equipment 1  423,738  44,863  44,937  45,011  45,085  45,160  45,234 426,857       0         0       0 542,856
Patent Expenditures       1        0       0       0  75,841       0       0       0       0  76,469         0       0       0
Changes in Stocks         1        0       0       0       0       0       0       0 226,703   2,778         0       0       0
Materials                 1    5,626  13,349  41,594  41,663  41,732  34,036  34,092  48,134  52,062    52,148  52,234  52,320
Travel/Other              1    2,188   2,192   7,840   7,853   7,866   7,879   7,892  13,596  16,469    16,496  23,498  23,525
Indirect Overheads        2   93,895  93,570 103,645 104,011 108,634  76,735  81,076 105,332  94,668   123,026 129,549 129,676
Mktg. Travel & Promotion  2    6,130   6,140   6,150  14,330  19,085   5,494   7,567   7,579   7,592    15,787  22,602   9,017
Communications            2    1,161   1,163   1,207   1,209     857     729     944   1,043   1,005     1,198   1,228   1,230
Lease   Occupancy Charges 2   15,090  15,090  16,167  16,167  16,323  13,038  13,211  15,672  14,675    13,317  13,939  13,939
Amortization Pilot Plant  2   19,642  19,642  19,642  19,642  19,642  19,642  19,642  19,642  19,642    19,642  19,642  19,642
Royalties                 2        0       0       0       0  10,000       0       0       0       0         0       0       0

Eligible                  1  604,862 243,643 384,663 451,388 397,730 330,838 338,899 338,899 487,888   454,015  461,114 1,144,097
Ineligible                2  135,918 135,605 146,812 155,359 174,541 115,638 122,440 122,440 142,521   178,915  192,919   179,476
---------------------------------------------------------------------------------------------------------------------------------
Total Costs                  740,781 379,249 531,475 616,747 572,271 446,476 461,339 1,356,536 631,400 632,930 654,033  1,323,574
---------------------------------------------------------------------------------------------------------------------------------
TPC Supported (cat 1. @37%)  223,779  90,148 142,325 170,714 147,160 122,410 125,393   446,689 180,519 167,986 170,612    423,316
---------------------------------------------------------------------------------------------------------------------------------
TPC Contribution Rate 37%                                                       FY'98     Eligible                      6,516,405
                                                                                Totals    Ineligible                    1,830,404

                                                                                   TPC Support                          2,411,070

                        Appendix B: Cost Breakdown 1999/2000


---------------------------------------------------------------------------------------------------------------------------------
             eligibility cat.  Apr 99  May 99  Jun 99  Jul 99  Aug 99  Sep 99  Oct 99  Nov 99  Dec 99  Jan 2000 Feb 2000 Mar 2000
---------------------------------------------------------------------------------------------------------------------------------
Revenue - BioLime Sales       31,700  31,752  31,805    31,857  31,910  31,962  32,015  32,068  32,121    32,174  32,227  32,281
Cost of Goods Sold            37,686  37,752  37,819    37,885  37,952  38,018  38,085  38,152  38,219    38,286  38,354  38,421
Net Loss (profit)         2    5,986   6,000   6,014     6,028   6,042   6,056   6,070   6,084   6,098     6,112   6,126   6,141

Labour Costs              1   69,600  38,246  38,252     8,065  25,406  12,895  71,671   5,511  56,918     2,971   2,977   2,983
Operating/Subcontracts    1  154,038 433,048 154,086   433,096  14,642 154,159  14,690  14,715  14,739    14,763  14,788  14,812
Employee Benefits (@20%)  1   23,129  16,735  16,747    10,719  14,197  11,705  23,470  11,126  21,325    10,548  10,561  10,573
Marketing Personnel       1   36,317  35,685  35,714    35,743  35,773  35,802  35,832  40,252  39,822    39,859  39,897  39,935
Admin. Captial Exp.       1    2,488       0       0         0   2,168   2,682   6,092  21,128  35,523         0       0   1,462
Special Purpose Equipment 1 542,856 1,864,841 779,129 2,337,388 236,273 1,251,676    0 236,273       0         0       0       0
Patent Expenditures       1        0       0       0   110,511       0       0       0       0 111,427         0       0       0
Changes in Stocks         1        0       0       0         0       0       0  57,342       0  68,156         0       0       0
Materials                 1        0       0       0         0       0       0       0       0       0         0       0       0
Travel/Other              1   17,035  24,009  20,120    12,744   9,658   1,543   1,543       0       0         0       0       0
Indirect Overheads        2  108,645  78,613  78,665    50,351  66,689  54,982 110,247  52,264 100,174    49,546  49,607  49,668
Mktg. Travel & Promotion  2   11,116  11,134  11,153    18,803  25,756  11,909  12,630  15,462  15,488    22,446  29,405  15,564
Communications            2    1,464   1,351   1,353     1,244   1,310   1,266   1,297   1,564   1,635     1,632   1,635   1,637
Lease & Occupancy Charges 2   19,673  17,016  17,016    14,490  15,931  14,883  15,538  16,767  18,046    17,910  17,910  17,910
Amortization Pilot Plant  2   19,642  19,642  19,642    19,642  19,642  19,642  19,642  19,642  19,642    19,642  19,642  19,642
Royalties                 2        0       0       0         0  10,000       0       0       0       0         0       0       0

Eligible             1     845,464 2,412,565 1,044,049 2,948,266 338,117 1,470,461 210,640 329,005 347,910  68,141  68,222  69,766
Ineligible           2     166,526   133,756   133,843   110,558 145,369   108,738 165,424 111,783 161,083 117,289 124,325 110,562
----------------------------------------------------------------------------------------------------------------------------------
Total Costs              1,011,990 2,546,321 1,177,891 3,058,824 483,487 1,579,198 376,064 440,789 508,992 185,430 192,547 180,328
----------------------------------------------------------------------------------------------------------------------------------
TPC Supported (cat 1. @37%)312,822   892,649   386,298 1,090,858 125,103   544,071  77,937 121,732 128,727   25,212 25,242  25,813
----------------------------------------------------------------------------------------------------------------------------------
TPC Contribution Rate 37%                                                       FY'99     Eligible                     10,152,606
                                                                                Totals    Ineligible                    1,589,255

                                                                                   TPC Support                          3,756,464

                       STATEMENT OF WORK - APPENDIX C
                              EQUIPMENT LIST

Pilot-scale Facility : 1 ton per hour.

Item                              Estimated Cost    Potential Canadian Suppliers

Feedstock Receiving and supply

Wheeled Loader                 5000
Conveyors                      60000
Screen                         15000              Megatech, Axton Mfg,
Material Storage Bins          500000             Salton
Dryer                          200000
Hoppers, feed bins             40000              Salton
Reclaimers                     included with bins Salton
Cyclones                       10000              Industra, Meltech
Airlock Feeders                28000              Megatech

Biotherm Plant
Gas Fired Burners              70000            Wardstrom Gas
Heat  Exchangers               100000           Inproheat,  Enermax  Fabricators
Hot Gas  Mixer                 4000             Megatech,  Axton  Mfg.
Pyrolyzer                      150000           Megatech,  Axton Mfg.
Cyclones                       7000             Industra,  Meltech
Pumps                          22000            Hayward Gordon,  Viking
Instruments and Controls       100000           Miltronics
Motors                         0                Lesson
Quench condenser               80000            Megatech,  Axton Mfg.
Electrostatic  Precipitator    120000           Industra
Tanks                          20000            Industra,  Meltech
Fans and  Blowers              60000            Langley  Electric
Duct  Incinerator              30000            Wardstrom  Gas
Electrical                     50000
Piping and Valves              100000

BioLime Process

BioLime  Generator and Tanks   250000           Megatech,  Axton Mfg.
Air Compressor                 7000
Instruments and controls       90000            Miltronics
Piping and Valves              100000
Pumps and Mixers               150000
Electrical                     50000

Cooling Towers                 35000
Electrical                     75000
Civil/  Structural             40000

Note: Items left blank under "Potential Canadian Suppliers" indicate that these items are subject to local availability.

Commercial Demonstration Facilities - 50MW equivalent

Item                          Estimated Cost    Potential Canadian Suppliers

Feedstock Receiving and supply

Wheeled Loader                 13195
Conveyors                      158341
Screen                         39585            Megatech, Axton MI.
Material Storage Bins          1319508          Salton
Dryer                          527803
Hoppers, feed bins             105581           Salton
Reclaimers                                      Salton
Cyclones                       26390            Industra, Meltech
Airlock heelers                73892            Megatech

Biotherm Plant
Gas Fired Burners              184731           Wardstrom Gas
Heat  Exchangers               253902           lnproheat,  Enermax  Fabricators
Hot Gas Mixer                  10556            Megatech,  Axton  Mfg.
Pyrolyzer                      395652           Megatech,  Axton Mfg.
Cyclones                       18473            Industra,  Meltech
Pumps                          58058            Hayward Gordon,  Viking
Instruments and Controls       263902           Miltronics
Motors                                          Lesson
Quench condenser               211121           Megatech,  Axton Mfg.
Electrostatic  Precipitator    316682           Industra
Tanks                          52780            Industra, Meltech
Fans and Blowers               156341           Langley  Electric
Duct  Incinerator              79170            Wardstrom  Gas
Electrical                     131951
Piping and Valves              263902

BioLime Process
BioLime Generator and Tanks    659754           Megatech (If located in Canada)
Air Compressor                 18473
Instruments and controls       237511           Miltronics
Piping and Valves              263902
Pumps and Mixers               395852
Electrical                     131951

Cooling  Towers                92386
Electrical                     197926
Civil/ Structural              106551

Note: Items left blank under "Potential Canadian Suppliers" indicate that these items are subject to local availability.

                                COSTING MEMORANDUM
                                                                  Schedule "B"
PREFACE

(a) This Costing Memorandum is intended to support the determination of Eligible Costs and is not intended to replace or modify the elements of the Statement of Work or any cost breakdown included therein.

(b) In the case of any conflict of interpretation arising out of this Costing Memorandum and the Statement of Work, the contents of the Statement of Work will prevail.

1.0 GENERAL

1.1 The total cost of the Project is the sum of the applicable direct and indirect costs which are reasonably and properly incurred and/or allocated in the performance of the Project, less any applicable credits. These costs will be determined in accordance with the Recipient's cost accounting practices, as accepted by the Minister and applied consistently over time.

1.2. Costs will be eligible only if they are incurred by the Recipient, relate directly to the purpose of the Agreement, are for activities in the Statement of Work and are considered to be reasonable in the opinion of the Minister.

1.3 This Costing Memorandum applies equally to all goods or services (including labour) acquired from member companies, related parties or associates. These acquisitions will be valued at cost and will not include any markup for profit, return on investment, administration or overhead except as provided for in this Agreement, and will not exceed fair market value. The Minister will not be obligated to accept any of these costs as eligible unless access is provided to the relevant records of the related entity.

1.4 The Goods and Services Tax will be an Eligible Cost only where the amount of tax is not refundable, in whole or in part, by Revenue Canada Excise as an Input Tax Credit or as a Rebate.

1.5 A cost is considered reasonable if, in nature and amount, it does not exceed that which would be incurred by an ordinary prudent person in the conduct of a competitive business.

1.6 In determining reasonableness of a particular cost, consideration will be given to:

(a) whether the cost is of a type generally recognized as normal and necessary for the conduct of the Recipient's business or performance of this Project.

(b) the restraints and requirements by such factors as generally accepted sound business practices, arm's length bargaining, federal, provincial and local laws and regulations, nature of the Project, and any special conditions set out in this Agreement;

(c) the action that a prudent business person would take in the circumstances, considering their responsibilities to the owners of the business, their employees, customers, the Government and public at large;

(d) significant deviations from the established practices of the Recipient which may unjustifiably increase the Eligible Costs of the Project; and

(e) the specifications, delivery schedule and quality requirements of the particular contract as they affect costs.

2.0 Eligible Costs

2.1 Direct Labour

(a) Eligibility

(i) The eligibility categories of direct labour normally consist of engineers, scientists, computer programmers, technologists, technicians, draftspersons, researchers, laboratory and experimental shop labour, professional project managers and market analyst, as set out in the Statement of Work.

(ii) Where approved in the Statement of Work, a direct labour cost may be claimed for the work performed in an eligible category by qualified management and administrative personnel. The payroll rate acceptable for such personnel will not exceed the level of comparable technical experts in the same or most similar category or industry.

(b) Calculation of Direct Labour

(i) The Recipient may claim only that time spent directly on the Project, excluding indirect time, non-Project related time, holidays, vacation, paid sickness, etc.

(ii) The payroll rate is the actual gross pay rate for each employee (normal periodic remuneration before deductions). The payroll rate excludes all premiums (e.g., overtime), shift differentials and any reimbursement or benefit conferred in lieu of salaries or wages, except as noted in the next paragraph.

(iii) Fringe benefits (CPP, EI, holidays, vacations, etc.) are ineligible. An allowance of 20% of direct labour may be claimed instead.

2.2 Direct Materials

(a) Direct materials, sourced internally or externally, that are consumed in carrying out the Project, including those utilized in the construction of models or prototypes, are eligible. Materials generally considered as expendable are to be specifically identified in the Statement of Work.

(b) All materials purchased directly for the Project will be charged at the net laid down price, after deducting all trade discounts and similar items. Materials issued from the Recipient's general stocks will be charged to the Project in accordance with the method used consistently by the Recipient in pricing material inventories. Excess materials will be credited to the Project at the price originally charged.

2.3      Special Purpose Equipment

(a) be an Eligible Cost, the Special Purpose Equipment must be necessary for the performance of the Project, be described in sufficient detail in the Statement of Work so as to be readily identifiable, and the cost specified in the Statement of Work.

(b) If the Special Purpose Equipment is to be modifled or integrated by the Recipient during the Project, the costs related thereto will be eligible only if identified in the Statement of Project.

(c) Eligible Costs for Special Purpose Equipment will include the net laid down cost to the Recipient, after deducting trade discounts and cash discounts for prompt payment.

(d) Periodic payments under a capital lease are Eligible Costs to a maximum equal to the price of the Special Purpose Equipment if it were purchased at the commencement of the lease period; all interest and carrying charges are to be excluded. For operating leases, the Eligible Cost is the actual lease payments incurred during the performance of the Project.

(e) Labour and material costs required in the modification or adaptation of the Special Purpose Equipment for the purposes of the Project are eligible.

(f) Costs of construction or alteration of plant facilities to accommodate the Special Purpose Equipment, unless otherwise allowed in the Statement of Work, and any profit, fees, general and administrative overhead expenses are not eligible.

2.4 Subcontractors and Consultants

The Recipient may contract out part of the Project, including testing and evaluation, to a subcontractor, consultant, university, research institute or any other qualified organization. Project work to be contracted out will be described in the Statement of Work, or will be approved by the Minister, in writing, prior to being undertaken.

2.5 Other  Eligible  Costs

Also eligible are other direct costs, meaning those applicable costs not falling within the other categories of article 2.0, but which can be specifically identified and measured as having been incurred in the performance of the Project, and which are so identified and measured consistently by the Recipient's costing system, as accepted by the Minister. In general, these could include, but are not limited to, the following cost elements:

(a) Travel Costs

Eligible travel costs are those which are deemed necessary to the performance of the Project. To be eligible, travel costs must be clearly documented as to the purpose of each trip. Travel expenses, at economy rates, will be charged at actual costs, but only to the extent that they are considered reasonable by the Minister. The rates to be charged will not exceed those established by Treasury Board guidelines, a copy of, which will be provided to the Recipient on request.

(b) Communications  Costs

Where communication costs are a direct requirement of the Project (e.g.. data transfer technology), these must be explicitly forecast in the estimated costs, must relate only to the Project and may not be part of an allocated cost or service.

(c) Audit of Project Costs

If expressly  approved  in writing by the Minister,  Eligible Costs may  include
the cost of professional   accountants certifying the accuracy   of   any  costs
claimed.

(d) Patent Costs

If stated in the Statement of Work or subsequently approved in writing by the Minister, Eligible Costs may include the costs directly related to obtaining patent protection, in Canada and abroad, for Intellectual Property developed under this Agreement, including the costs of maintaining the protection and defending against challenges by third parties.

(e) Other Direct Operating Costs

Other  direct   operating   costs   considered   necessary  for  the  successful
implementation of the Project are eligible if identified in the Statement of Work, or subsequently approved in writing by the Minister.

2.6 Indirect Costs

Indirect costs are to be claimed using the approach specified in the approved Statement of Work. The costing principles used in determining the approach are as follows:

(a) Indirect costs (overhead) are those costs which, though necessarily having been incurred during the Project for the conduct of the Recipient's business in general, cannot be identified and measured as directly applicable to the Project.

(b) Eligible indirect costs may include, but are not necessarily restricted to, such items as:

(i) Indirect materials and supplies (For supplies of similar low-value, high-usage items the costs of which meet the above definition of direct material costs, but for which it is economically unreasonable to account for in the manner prescribed for direct costs, then they may be deemed to be indirect costs for purposes of the Project);

(ii) Indirect labour;

(iii) Service expenses: expenses of a general nature such as power, heat, light, operation and maintenance of general assets and facilities;

(iv) Fixed/period charges: recurring charges such as property taxes, rentals and reasonable provision for depreciation; and

(v) General and administrative expenses: including remuneration of executive and corporate officers, office wages and salaries and expenses such as stationery, office supplies, postage and other necessary administration and management expenses.

(c) Indirect costs will be accumulated in appropriate indirect cost pools, reflecting the Recipient's organizational or operational lines, and these pools subsequently allocated to activities in accordance with the following two principles:

(i) The costs included in a particular indirect cost pool should have a similarity of relationship with each activity to which that indirect cost pool is subsequently distributed. In addition, the costs included in an indirect cost pool should be similar enough in their relationship to each other that the allocation of the total costs in the pool provides a result which would be similar to that achieved if each cost within that pool were separately distributed; and

(ii) The allocation basis for each indirect cost pool should reflect, as far as possible, the causal relationship of the pooled costs to the activities to which these costs are distributed.


3.0 CREDITS

The  applicable  portion of any income,  rebate, allowance,  or any other credit
relating to any  applicable  direct or indirect costs, received by or   accruing
to the Recipient, will be credited to the cost of the Project.

4.0 NON-ELIGIBLE COSTS

Notwithstanding that the following costs may have been or may be reasonably and properly incurred by the Recipient during the performance of the Project, they will be considered as non-Eligible Costs unless specifically authorized in the Statement of Work (Schedule A) or otherwise in writing by the Minister:

(a) Allowance for interest on invested capital, bonds, debentures, bank or other loans together with related bond discounts and finance charges;

(b)  Legal,   accounting  and  consulting  fees  in  connection  with  financial reorganization, security issues, capital stock issues and prosecution of claims against the Minister;

(c) Losses on investments, bad debts and expenses for the collection thereof;

(d) Losses on other agreements;

(e) Federal and provincial income taxes, excess profit taxes or surtaxes and/or special expenses in connection therewith;

                                                    TPC PROJECT No. 731-452552

                       TECHNOLOGY PARTNERSHIPS CANADA

                           AMENDMENT Number 1

This amendment made this 2nd day of February 1998

Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the Minister of Industry (hereinafter referred to as the "Minister")



And: DynaMotive Technologies Corporation, a corporation duly incorporated under the laws of British Columbia, (hereinafter referred to as "DynaMotive").

INTRODUCTION

(i) The Minister and DynaMotive  entered into a  Contribution  Agreement   dated
the 29th day of July, 1997 under the "Technology Partnerships Canada Program (the "Contribution Agreement"); and

(ii)  The  Minister  and DynaMotive now wish to amend the Contribution Agreement

In consideration of their respective obligations set out in the Contribution Agreement, the parties agree to amend the Contibution Agreement as follows:

1.0 At Project #, page 1 of Agreement:

DELETE:       "731-452522"
SUBSTITUTE:   "731-452552"

--------------------------------------------------------------------------------
Technologies  Partnerships                      Partenariat technologique Canada
Canada 10th  floor,  300 Slater  Street,                 10th floor,  300 Slater
Street, OTTAWA, Ontario K1A 0C8                          OTTAWA, Ontario K1A 0C8

2.0 At 1.3(e) Completion Date, page 2 of Agreement:
DELETE:           "March 31, 2000"
SUBSTITUTE:       "March 31, 2001"

3.0 At 3.2 Annual Contribution Disbursement Limits, page 5 of Agreement:
DELETE:        Subsection 3.2 in its entirety
SUBSTITUTE:

"3.2 Annual Contribution Disbursement Limits

Unless the Minister agrees otherwise, the disbursement of the Contribution will not exceed the following amounts in each of the following Fiscal Years:

1997 - 1998   $ 504,073
1998 - 1999   $2,623,980
1999 - 2000   $4,075,692
2000 - 2001   $1,032,050

and the Minister will have no obligation to pay any amount in any other Fiscal Years. No portions of these maximum annual amounts can be rolled over to previous or subsequent Fiscal Years, without the prior written consent of the Minister, who will consider any such requests on a case-by-case basis."

4.0 At Statement of Work, Schedule A to Agreement:

DELETE:           pages 24, 25, 26, 27 and 28
SUBSTITUTE:       amended pages 24, 25. 26, 27, 28 and 28A (copy attached)

All other provisions of the Contribution Agreement remain unchanged.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date above written.


                          HER MAJESTY THE QUEEN IN RIGHT
                          OF CANADA, as represented by the Minister of Industry.


                          Per: /s/
                              -------------------------------------------------
                              Technology Partnerships Canada


                          DynaMotive Technologies Corporation


                          Per: /s/
                              -------------------------------------------------
                          Title:
                              -------------------------------------------------

                                                    TPC PROJECT No. 731-452552

                       TECHNOLOGY PARTNERSHIPS CANADA

                           AMENDMENT Number 2

This amendment made this 11th day of March 1998

Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the Minister of Industry (hereinafter referred to as the "Minister")



And:          DynaMotive  Technologies Corporation


INTRODUCTION

(i) The   Minister   and  DYNAMOTIVE  TECHNOLOGIES  CORPORATION  entered  into a
Contribution Agreement dated 01-Aug-97 under the Technology Partnerships Canada Program (the "Contribution Agreement"), and

(ii) The Minister and DYNAMOTIVE TECHNOLOGIES CORPORATION now wish to amend the Contribution Agreement.


In consideration of their respective obligations set out in the Contribution Agreement, the parties agree to amend the Contibution Agreement as follows:


--------------------------------------------------------------------------------
Technologies  Partnerships                      Partenariat technologique Canada
Canada 10th  floor,  300 Slater  Street,                 10th floor,  300 Slater
Street, OTTAWA, Ontario K1A 0C8                          OTTAWA, Ontario K1A 0C8

1.O At the section of the Agreement governing Annual Contribution Disbursement Limits,

DELETE:  The dollar amount shown for Fiscal Year 1997/1998.

SUBSTITUTE:

"Unlimited, subject to the Sharing Ratio and the Contribution Ceiling"

All other provisions of the Contribution Agreement remain unchanged.

IN WITNESS WHEREOF the parks hereto have executed this Agreement as of the date first above written.

                          HER MAJESTY THE QUEEN IN RIGHT
                          OF CANADA, as represented by the Minister of Industry.


                          Per: /s/
                              -------------------------------------------------
                              Technology Partnerships Canada


                          DynaMotive Technologies Corporation


                          Per: /s/
                              -------------------------------------------------
                          Title:
                              -------------------------------------------------


                                                                TPC: 731-452552

Technology Partnerships Canada
An Agency of Industry Canada


Monday, February 26, 2001


Andrew Kingston
Dynamotive Technologies Corporation
105-1700 West 75th Avenue
Vancouver, British Columbia V6L 602
Canada

Re: TPC Contribution Agreement #730-452522


Dear Mr Kingston:


This letter is to inform you that the subject Agreement is hereby amended as follows:

   at article 3.2 delete "2000 - 2001 $1,032,050"
   and substitute with "2000-2001 unlimited"

All provisions of the Contribution Agreement remain in full force and effect, except as modified by this Amendment Agreement.

Sincerely,

/s/

Michael Lenihan
A/Director, Environmental Technologies
Technology Partnerships Canada
Canada

Technology Partnerships Canada
An Agency of
Industry Canada



March 29, 2001
DynaMotive Technologies Corporation
105-1700 West 75th Avenue
Vancouver, British Columbia V6L 6G2


Attn: Mr. Jonothan Rhone

Re: TPC Contribution Agreement # 730-452552 Amendment #4

Dear Mr. Rhone,

This letter is to inform you that the subject Agreement is hereby amended as follows:

Delete 1.3(e) in its entirety and replace with the following:

1. 3(e) "Completion Date" means June 30, 2001, which is the date by which the Project must be completed.

All provisions of the Contribution Agreement remain in full Force and effect, except as modified by this Amendment Agreement.

Sincerely,


/s/


Michael Lenihan
A/Director, Environmental Technologies
Technology Partnerships Canada

Technology Partnerships Canada
An Agency of Industry Canada


                  TPC AGREEMENT NO. 730-452552 AMENDMENT NO. 05


                       TECHNOLOGY PARTNERSHIPS CANADA

BIO OIL DEMONSTRATION PROJECT AMENDMENT AGREEMENT

This Agreement made

Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA as represented by the Minister of industry (hereinafter referred to as the "Minister")

And: DYNAMOTIVE ENERGY SYSTEMS CORPORATION (formerly Dynamotive Technologies Corporation), a corporation duly incorporated under the laws of British
Columbia, having its head office located at 105-1700 West 75th Avenue, Vancouver, British Columbia (hereinafter referred to as the "Proponent" or "Dynamotive ")


INTRODUCTION

(i) The Minister and the Proponent entered into a Contribution Agreement dated the 29th day of July, 1997 under the Technology Partnerships Canada (TPC)
Program (tile "Contribution Agreement") as amended by Amendment No. 1 dated February 2, 1998, Amendment No. 2 dated March 11, 1998, Amendment No. 3 dated February 26, 200 I in(] Amendment No. 4 dated March 29, 2001;

(ii) The Proponent has indicated that certain aspects of the current project, namely BioLime, are producing results below target specifications, whereas other aspects of the current project, namely BioOil, are meeting expectations and, as a result, the Proponent wishes to refocus the remainder of the project on the development of a scaled-up BioOil pilot demonstration plant in Canada and the testing of BioOil fuel in industrial boilers and engine applications;

(iii) In order to meet these revised objectives, the Proponent and the Minister agree that the scope and timing of the original project need to be significantly revised; and

(iv)The Minister and the Proponent now wish to amend the Contribution Agreement. Canada

In consideration of their respective obligations set out in the Contribution Agreement, the Parties agree to amend the Contribution Agreement as follows:

1. This Amendment must be signed by the Proponent and received by the Minister on or before May 31st, 2002, failing which it will be null and void.

2. Article 1.3 (a) is deleted and replaced with the following:

1.3 (a)  "Agreement"  means this agreement,  including  Schedule A (Statement of
Work), Schedule B (Costing Memorandum), Schedule C (Reporting Requirements) and Schedule D (Project Fact Sheet for News Release).

3. Article 1.3 (e) is deleted and replaced with the following:

1.3 (e) The Proponent shall ensure that the Project is completed on or before June 30th, 2003 ("Project Completion Date"), unless otherwise agreed to in writing by the Minister.

4. Paragraph 1.3 (i) is deleted and replaced with the following:

1.3(i) "Gross Business Revenues" means all revenues, receipts, monies and other considerations of whatever nature received by the Proponent, whether in cash, or by way of benefit, advantage, or concession, and without deductions of any nature, but net of any returns or discounts actually credited and any sales, excise, ad valorem or similar taxes paid but without deduction for bad debts or doubtful accounts, as determined in accordance with generally accepted accounting principles, applied on a consistent basis.

5. Paragraph 1.3 (1) is deleted and replaced with the following:

1.3 (1) "Project" means the development and application of the BioTherm process for the purpose of producing BioOil, as more fully described in the Statement of Work (Schedule "A").

6.  Paragraph 1.3 (n) is deleted and replaced with the following:

1.3 (n) "Resulting Products" means BioOil; and all other commercial applications which incorporate results of the Project; and all other commercial applications which are made using Project Technology, Intellectual Property or Special Purpose Equipment.

                                                            File No.: 730-452552

7.  Section 3.2 is deleted and  replaced  with the  following:

3.2 All payments by the Proponent Financing Minister for Eligible Costs incurred since June 30th, 2001 are hereby suspended until the Proponent demonstrates to tile Minister's satisfaction that it has raised at least US$4,000,000 in new equity, the Minister's payment obligations shall resume only when a financial arrangement satisfactory to the Minister has been achieved. Currency conversion to Canadian dollars, if required, shall be set at the time the funds tire accessed.

8.  Sections 5.1, 5.2 and 5.3 are deleted and replaced with the following:

5.1      Royalty Rate and Royalty Basis
The Proponent will pay to  the Minister   a  royalty of 2.5%  of  annual   Gross
Business Revenues during the Royalty Period.

5.2      Royalty Period

The Royalty Period will begin on January 1st, 2003 and will end on the earliest of December 31, 2011 or when a cumulative royalty royalty ceiling of $16,000,000 is reached.

5.3      Royalty Statements and Payments

The Proponent will provide to the Minister an annual statement of the Gross Business Revenues, certified by the Proponent's Chief Financial Officer, within four (4) months of the end of each Proponent fiscal year (December 31st), together with the related royalty payment. The first statement and related royalty payment must be provided to the Minister by April 30st, 2004 in respect of the fiscal year ending December 3l, 2003, and by April 30th each year thereafter in regard to tile previous fiscal year. Payments shall be made by cheque to the order of tile Receiver General and sent to the Minister.

9. Sections 7.5 and 7.6, Schedule C (Projected Sales and Royalties) and Schedule C1 (Report on Sales and Royalties) are deleted and replaced with the attached Schedule C (Reporting Requirements). For purposes of Section 4.1 and 4.3, all reports are to be submitted in accordance with the revised reporting requirements set out in Schedule C.

10. Section 8.1 is deleted and replaced with the following:

8.1 The nature of the technology being developed and the business contemplated by Dynamotive makes commercial exploitation of the outside Canada a necessity. Dynamotive shall perform all value-added engineering, design and manufacturing in Canada, except for construction and certification of foreign facilities and sourcing of locally available components.


                                                            File No.: 730452552

11. Schedule A (Statement of Work) is deleted and replaced with the attached Schedule A.

12. All provisions of the Contribution Agreement remain in full force and effect, except as modified by this Amendment Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Amendment Agreement as of the date first above written.

 HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the
 Minister of Industry


 Per: /s/                                            16.5.02
 -----------------------------------------------     -----------
 Technology  Partnerships Canada                     Date

 John Brunet- Acting Deputy Executive Director

 DYNAMOTIVE ENERGY SYSTEMS CORPORATION


 Per: /s/
 ----------------------------------------------      -----------
                                                     Date
 Andrew Kingston - President and CEO

                                                           File No.: 730-452552

                                                                         Page 5
                           SCHEDULE A - STATEMENT OF WORK

The following of Work represents revised and/or additional work elements to be completed by the Proponent henceforth:

1. Project Description

This project involves the development and demonstration of DynaMotive's fast pyrolysis technology, hereafter referred to as BioTherm, resulting in the production of up to 70% BioOil and equal parts of char and no-condensable gases for the balance of product. The BioOil product is a liquid fuel, which has 55% by volume of the energy of diesel oil and 40% by weight. It is targeted to form a renewable fuel for turbine engines in particular and has a well defined composition for various feedstocks such as wood, wood & bark or bagasse.

The Project industrial level demonstration plant targets a scale up of DynaMotive's fast pyrolysis process to 200 tons per day continuous process at a Canadian mill site in British Columbia where fossill fuel reductions in industrial boilers and heat production for mill operations will take place.

The production of BioOil non-condensable gases will form a closed loop system resulting in substantial reduction of fossil fuel usage and elimination of a serious wood waste disposal and pollution problem. BioOil will also undergo testing in pulp mill lime kiln applications and other types or industrial boilers and engines (gas turbine and diesel). The enviromental impact of manufacturing BioOil from organic waste to produce electricity results in 100% displacement of an equal energy equivalent of non-renewable fossil fuels such as coal for power generation.

As a result of the demonstration project, DynaMotive will demonstrate the continuous production of BioOil in an industrial setting and test and validate of pyrolysis products as outlined in the Statement of Work details.

The ultimate target market will be for Dynamotive to supply turnkey systems for BioOil production coupled to power generation systems driven by renewable organic waste.

To be in a position to DynaMotive's pyrolysis technology amongst other areas, the following is required:

- Scaling and validating the pyrolysis technology to full characterization.
- Testing, validating and demonstrating BioOil and char applications.
- Testing, validating and demonstrating BioOil production facilities coupled with forestry operations, in the Canadian Industrial Pilot Program for 200 tons per day.
- Research and development into higher value derivative products based on DynaMotive pyrolysis products as a feedstock

                                                           File No.: 730-452552

Technology Partnerships Canada
An Agency of Industry Canada


                                     TPC PROJECT No. 730-452552 AMENDMENT NO. 6

                         TECHNOLOGY PARTNERSHIPS CANADA
                              AMENDMENT AGREEMENT


This Agreement made


Between: HER MAJESTY THE QUEEN IN RIGHT OF CANADA, represented by the Minister of Industry
         (hereinafter referred to as the "Minister")


And      DYNAMOTIVE  ENERGY SYSTEMS  CORPORATION
         (formerly Dynamotive Technologies Corporation), a corporation duly incorporated under the laws of British Columbia, having its head office located at 105-1700 West 75th Avenue, Vancouver, British Columbia (hereinafter referred to as
         "the Proponent"),


INTRODUCTION

(i) The Minister and the Proponent entered into a Contribution Agreement dated the 29th day of July, 1997 under the Technology Partnerships Canada Program (the "Contribution Agreement") as amended by Amendment No. I dated February 2, 1998, Amendment No. 2 dated March 11, 1998, Amendment No. 3 dated February 26, 2001, Amendment No. 4 dated March 29, 2001 and Amendment No. 5 dated May 23, 2002;

(ii)The Minister and the Proponent now wish to amend the Contribution Agreement.


In consideration of their respective obligations set out in the Contribution Agreement, the parties agree to amend the Contribution Agreement as follows:

1.0 AMENDMENT

1.1      The Contribution Agreement is amended as follows:

(a)      Article 1.3 (e) is deleted and replaced with the following:

1.3(e) The Proponent shall ensure that the Project is completed on or before June 30, 2004 ("Project Completion Date"), unless otherwise agreed to in writing by the Minister.

(b)      Article 5.2 Royalty Period is deleted and replaced with the following:

5.2      Royalty Period
The Royalty Period will begin on January 1st, 2003 and will end on the earliest of December 31, 2012 or when a cumulative royalty ceiling of $16,000,000 is reached.

(c) Schedule A - Statement of Work Annex A, Forms A, B, C,D and E-1 to E-5 are deleted and replaced with the ones attached.

(d) Schedule C - Reporting Requirements, Forms TPC - 1, TPC - 2, TPC-3 and TPC - 4 are deleted and replaced with the ones attached.


                                                      TPC Project No.730-452552

All provisions of the Contribution Agreement remain in full force and effect, except as modified by this Amendment Agreement.

IN WITNESS WHEREOF the parties hereto  have  executed  this  Amendment Agreement
through  duly   authorized representatives.

HER MAJESTY THE QUEEN IN RIGHT OF CANADA, as represented by the
Minister  of Industry

Per:
---------------------------------------------        ------------
Technology  Partnerships  Canada  (TPC)               Date

Kash  Ram,  A/Director Environmental Technologies, TPC


DYNAMOTIVE ENERGY SYSTEMS CORPORATION


 Per: /s/
 ----------------------------------------------      -----------
                                                     Date

 Andrew Kingston - President and CEO

                                                      TPC Project No,73O-452552
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                                                                         Page 6
2. Key Activities

DynaMotive  will  pursue  the  following  research,   development,  and  testing
programs.

a) Pyrolysis Process Research & Development

The  recently  commissioned  BioTherm2  pilot plant (10 tpd) and  the  BioTherm1
(2tpd) pilot plants form the foundation of our process technology program. Operation and optimization of these plants provide the knowledge required to scale up the technology, develop production cost projections and expand the scope of feedstock types and compositions that can be reliably and consistently converted into BioOil.

The objectives of the pilot plant operations are:
- Validate and optimize BioOil production using various commercially available feedstock types and compositions including whitewood, bark and hardwoods.
- Refine and validate the production cost assumptions used for projecting economic performance of commercial scale facilities.
- Optimize the performance and capacity of the Biotherm2 (10 tpd) plant to develop the maximum baseline design for subsequent scale ups.
- Produce BioOil and char to support application test programs.

b) BioOil and Char Characterization and Product Testing

BioOil and pyrolysis char are new fuel by a process. In order to effectively market these products full characterization, detailed testing, and performance validation for each specific application is required and the results necessary to quantify potential customer benefits and develop confidence in our technology and products. DynaMotive has identified a number of near term applications for BioOil and char and designed development and testing programs targeted at these markets.

The objectives of the product testing programs are to:
- Test and validate the required to burn BioOil in industrial boilers (i.e. institutional heating, greenhouses), sawmill lumber drying systems, pulp mill lime kilns, and industrial gas turbines.
- Develop and execute  testing  programs  with leading  industrial  partners  to
facilitate   development  of  long-term  BioOil  sales agreements.
- Test and validate the use of char as a feedstock for charcoal briquette manufacture and facilitate development of long term char sales agreements.
- Test and validate the use of char as a solid fuel for combustion applications including use as a heat source during BioOil production.


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                                                                         Page 7
c) Derivative Product Research and Development

The complex chemistry of BioOil and the unique characteristics of pyrolysis char make these products suitable as feedstock for other processes and products. DynaMotive has identified many product areas worthy of further research and development, with three prioritized for investigation over the short term.

Research  and  development  programs  are planned for:
- BioOil based resins for various applications including  adhesives.
- BioOil based synthesis gasses for reformation  into higher value liquid fuels.
- Char based activated  carbons for gas/liquid filtering applications.

d) Canadian Industrial Pilot Program (200 tpd)

DynaMotive will develop an industrial pilot plant to be collocated with a sawmill in western Canada. The plant will demonstrate the feasibility of BioOil production from typical BC forest industry waste residues while providing BioOil and char in sufficient volume for full-scale application demonstration programs.

The objectives of the industrial pilot program are:
- Test, validate and optimize the pyrolysis technology at the 200 tpd plant capacity.
- Test and optimize concepts and designs for full integration of BioOil production with sawmill operations.
- Refine and validate the   production  cost  assumptions  used  for  projecting
economic performance of large  commercial  scale  facilities.
- Produce BioOil and char to support full-scale  application test programs.

3. Project Schedule

Refer to Annex A, Form A.

4. Milestones

Refer to Annex A, Form B.

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                                                                         Page 8
5. Cost Breakdown

Current Fiscal Year Cost Breakdown by Major Activities - Refer to Annex A,
Form C.

Cost Breakdown by Fiscal Year - Refer to Annex A, Forms D-1 and D-2.

6. Other Descriptions

Refer to Annex A, Forms E1-E5.


7. Non-eligible / Non-supported Activities

In addition to the activities  described   above,   DynaMotive   also   exploits
pyrolysis development projects in the United Kingdom.

                                                            File No.: 730-452552